SUB-ITEM 77O

DREYFUS NEW YORK AMT-FREE MUNICIPAL BOND FUND

On January 12, 2017, Dreyfus New York AMT-Free Municipal Bond Fund (the "Fund") purchased 2,500 Tobacco Settlement Bonds due June 1, 2041 issued by Tsasc, Inc. (CUSIP No. 898526FF0) (the "Bonds") at a purchase price of $104.69 per Bond, including underwriter compensation of 0.500%. The Bonds were purchased from Jefferies LLC, a member of the underwriting syndicate of which BNY Mellon Capital Markets, LLC, an affiliate of the Fund's investment adviser, was also a member. BNY Mellon Capital Markets, LLC received no benefit in connection with the transaction. The following is a list of the syndicate's members:

Academy Securities Inc.
Barclays
Blaylock Beal Van, LLC
BNY Mellon Capital Markets, LLC
BofA Merrill Lynch
Cabrera Capital Markets, LLC
Citigroup
Drexel Hamilton, LLC
FTN Financial Capital Markets
Hilltop Securities Inc.
Janney Montgomery Scott
Jefferies
Loop Capital Markets
Mesirow Financial, Inc.
Mischler Financial Group, Inc.
Morgan Stanley
Oppenheimer & Co.
PNC Capital Markets LLC
Ramirez & Co., Inc.
Raymond James
RBC Capital Markets
Rice Financial Products Company
Roosevelt & Cross Incorporated
Siebert Cisneros Shank & Co., L.L.C.
Stern Brothers & Co.
Stifel, Nicolaus & Company, Incorporated
TD Securities
The Williams Capital Group, L.P.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities

Accompanying this statement are materials provided to the Board of Trustees for the Fund, which ratified the purchase as being in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on May 4, 2017. These materials include additional information about the terms of the transaction.

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification

I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies.

I attest that:

- The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown.
- The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown.
- My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures.
- My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable.
- Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.

[signature]	**Joseph W. Connolly** *Chief Compliance Officer* Dreyfus Funds	4/12/17

1st Quarter 2017